File No. 333-153071
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION
(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Concord Road Billerica, Massachusetts	01821
(Address of principal executive offices)	(Zip Code)

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN
MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN
(Full titles of the plan)

David Hutchinson, Esquire
President, General Counsel and Secretary
Millipore Corporation
290 Concord Road
Billerica, Massachusetts 01821
 (978) 715-1535
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated Filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

DEREGISTRATION OF SECURITIES

On August 19, 2008, Millipore Corporation (the “Company”) filed with the Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-153071) (the “Registration Statement”) with respect to 8,404,192 shares of the Company’s common stock, par value $1.00 per share, registered for issuance under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 2008 Stock Incentive Plan.

On July 14, 2010, pursuant to and in accordance with the Agreement and Plan of Share Exchange, dated as of February 28, 2010, among the Company, Merck KGaA and Concord Investments Corp. (“Concord”), the Company effected a share exchange whereby Concord acquired all the issued and outstanding common stock of the Company in exchange for the right to receive $107.00 per share, in cash, without interest (the “Share Exchange”), and the Company became a wholly owned subsidiary of Concord.

As a result of the Share Exchange, the offering pursuant to the Registration Statement has been terminated.  Accordingly, the Company hereby files this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares originally registered under the Registration Statement to the extent such shares remain unsold thereunder.  Upon the filing of this Post-Effective Amendment No. 1 to the Registration Statement, all such shares shall be removed from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Commonwealth of Massachusetts on the 16th day of July, 2010.

MILLIPORE CORPORATION

By:	/s/ David P. Hutchinson
Name: David P. Hutchinson
Title: President, General Counsel and Secretary